Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2025 RESULTS

Net Interest Margin Expansion Fueled by Commercial Growth Drives Industry Leading Earnings and Performance

Jericho, NY – April 24, 2025 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the first quarter of 2025. Significant achievements and key performance metrics during the current quarter include:

●	Net income increased 13% to $11.4 million, or $1.33 per diluted share, as compared to $10.1 million, or $1.20 per diluted share, for the comparable quarter in 2024 despite a $500 thousand increase in the provision for credit losses and a $2.2 million increase in total noninterest expense.
●	On a linked quarter basis, net income was relatively flat at $11.4 million despite a $1.1 million increase in noninterest expense driven by increases in compensation and benefits and our continued investment in future growth.
●	Industry leading and consistent returns on average assets and equity of 2.39% and 19.13%, respectively.
●	Net interest margin expansion to 5.96%, a 9 basis points increase on a linked quarter basis, primarily due to the successful deployment of excess average cash balances (funded with core low-cost deposits) into commercial law firm loans during the latter part of the fourth quarter 2024. Total revenue increased $4.5 million, or 15%, to $33.8 million in the current quarter as compared to the first quarter of 2024.
●	Loan growth on a linked quarter basis was $18.8 million, or 5% annualized, totaling $1.42 billion, despite growth being tempered in the current quarter by anticipated paydowns of elevated commercial loan draws from the prior linked quarter. Significant average loan growth of $79.2 million, or 24% annualized on a linked quarter basis fueled by growth in higher yielding variable rate commercial loans from our national litigation platform. These commercial lending relationships have and will continue to create additional opportunities for future loan draws and core deposit growth (noninterest bearing operating or demand deposits and escrow or IOLTA accounts nationally) through our full service commercial relationship banking and tech-enabled commercial cash management platform.
●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.37% and a nonperforming loan to total assets ratio of 0.41%. The one nonaccrual multifamily loan totaled $8.0 million, net of a $2.9 million charge-off in the current quarter that was based on a proposed restructuring with the borrower in mid-April 2025. We anticipate that this restructuring will be completed in the second quarter of 2025 and the nonaccrual loan should return to accrual status, based on future sustained performance metrics, in the latter part of 2025. We have no exposure to commercial office space, no construction loans, and only $14.5 million in performing loans to the hospitality industry.
●	Continued strong core deposit growth totaling $45.9 million, or 11% annualized, on a linked quarter basis to $1.69 billion, comprised of low-cost commercial relationship deposits with a cost-of-funds of 0.94% (including demand deposits). Deposits grew $254.1 million, or 18%, when comparing the current quarter to the comparable quarter in 2024 while average total deposits grew $331.9 million, or 25%, for the same period. Off-balance sheet sweep funds totaled $468.8 million, with approximately 95% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $880 thousand for the current quarter. Additional available liquidity totaled approximately $923 million, excluding cash and unsecured borrowing capacity.
●	Stable and consistent fee income in the current quarter totaling $6.2 million, or 18% of total revenue, led by our payment processing platform with 90,000 small business clients nationally. Our tech-enabled payments platform allowed us to perform commercial treasury clearing services for $9.3 billion in credit and debit card payment volume across 140.4 million transactions for our small business clients in the current quarter.
●	Strong efficiency ratio of 49.6% for the current quarter, notwithstanding our investments in resources to support future growth, risk management and excellence in client service.

●	Our consistent industry leading performance and growth has led to an increase in our regular quarterly cash dividends by 17% to $0.175 per share of common stock, or 13% of current earnings per diluted share, marking our fourth consecutive increase for Esquire’s stockholders since initiating dividends in 2022.
●	Announced a sourcing joint venture agreement through which funds managed by affiliates of Fortress Investment Group (“Fortress”) will provide capital to expand lending solutions and banking services to contingency fee law firms, enhancing borrowing options to law firms and offering access to customized credit facilities with industry leading terms, rates and flexibility.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 15.24% and 12.83%, respectively. Including the after-tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $11.7 million and $4.7 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios were 14.16% and 12.59%, respectively. Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.
●	Recognized as a “Best-Performing U.S. Small Community Bank of 2024” by S&P Global Market Intelligence based on the Bank’s key financial metrics including returns, growth and funding, while placing a premium on balance sheet strength and risk profile. The rankings provide insight into banks that have demonstrated resilience and strong performance in a dynamic financial environment.

“It is an honor to be recognized as a best-performing community bank by S&P Global Market Intelligence,” stated Tony Coelho, Chairman of the Board. “This recognition further validates our strategic vision in creating a client-centric and customized tech-enabled Company that is disruptive to our complex, fragmented, and significantly underserved national markets while generating consistent best-in-class performance and financial metrics for all stakeholders.”

“When coupling our 2022 investment in senior regional business development officers (as well as our continuous investment in technology and customer experience) with the recent Fortress sourcing agreement and the anticipated opening of our Los Angeles private banking branch, we believe Esquire is well positioned for sustained growth in 2025 and beyond commensurate with prior years,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “While short-term growth and performance metrics are valuable, it’s our long-term vision that will position Esquire for continued and sustained success in the future.”

(1)	See non-GAAP reconciliation provided at the end of this news release.

First Quarter Earnings

Net income for the quarter ended March 31, 2025 was $11.4 million, or $1.33 per diluted share, compared to $10.1 million, or $1.20 per diluted share for the same period in 2024. Returns on average assets and equity for the current quarter were 2.39% and 19.13%, respectively, compared to 2.59% and 20.14% for the same period of 2024.

Net interest income for the first quarter of 2025 increased $4.7 million, or 20.8%, to $27.6 million, due to growth in average interest earning assets totaling $361.9 million, or 23.9%, to $1.88 billion when compared to the first quarter of 2024. Our net interest margin of 5.96% decreased 10 basis points, driven by the change in composition of our average interest earning assets (primarily securities and interest earning cash balances) funded with low-cost core deposits as well as decreases in short-term market interest rates. Average loan yields increased 2 basis points to 7.80% while average loans increased $186.2 million, or 15.4%, to $1.39 billion, due to growth of $187.5 million, or 25.5%, in our higher yielding national commercial lending platform, led by litigation related lending facilities. Loan interest income increased $3.4 million, or 14.6%, to $26.8 million with $3.4 million related to growth in average loan volumes (primarily commercial) and a $33 thousand increase in average loan rates (primarily commercial). Throughout 2024, management tempered multifamily and commercial real estate loan growth in response to the economic environment. Average securities increased $101.7 million, or 45%, to $327.8 million as management elected to ratably purchase short duration agency mortgage-backed securities throughout 2024, in light of tempering commercial real estate growth, at commensurate risk adjusted yields. This decision further enhanced our liquidity ratios while improving our securities to asset ratio to approximately 16% in the current quarter from 13% in the comparable quarter in 2024. This decision also increased securities yields by 91 basis points to 3.76%, while total securities income increased by $1.4 million with $843 thousand attributable to average volume increases and $594 thousand attributable to increases in average rate. Average interest earning cash balances, our lowest yielding asset category, remained elevated at $155.8 million, negatively impacting our net interest margin, despite deploying excess cash into higher yielding commercial loans and securities on a linked quarter basis. Average deposits significantly increased $331.9 million, or 24.6%, to $1.68 billion, led by increases in escrow or IOTLA, noninterest bearing demand, and money market (both commercial and personal) deposits totaling $259.6 million, $58.2 million, and $17.9 million, respectively, when comparing the current quarter to the comparable quarter in 2024. Our cost of deposits, including noninterest bearing demand deposits, decreased 2 basis points to 0.94%. Our loan-to-deposit ratio was 84% for the current quarter.

The provision for credit losses was $1.5 million for the first quarter of 2025, a $500 thousand increase from the first quarter 2024 provision. As of March 31, 2025, our allowance to loans ratio was 1.37% as compared to 1.43% as of March 31, 2024. The decrease in the allowance as a percentage of loans was a result of  management’s revaluation of credit risk in our multifamily portfolio subsequent to a $2.9 million charge-off recognized, which was partially offset by an increase in the general reserve considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Noninterest income totaled $6.2 million for the first quarter of 2025 as compared to $6.4 million in the same period for 2024. Payment processing income was $4.9 million for the first quarter of 2025, a $384 thousand decrease from the same period in 2024, primarily due to anticipated ISO and merchant turnover and changes in our overall merchant risk profile and composition. Payment processing volumes for the credit and debit card processing platform increased $673.3 million, or 7.8%, to $9.3 billion and transactions decreased 10.1 million, or 6.7%, to 140.4 million for the current quarter, as compared to the same period in 2024. We continue to focus on the expansion of sales channels through ISOs, prudently managing risk while focusing on new merchant originations, increasing overall volumes as well as risk profiles, and expanding our technology and other resources in the payment vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, supports multiple processing platforms, manages daily risk across 90,000 small business merchants in all 50 states, and performs commercial treasury clearing services for $9.3 billion in volume across 140.4 million in transactions in the current quarter. ASP fee income increased $134 thousand to $880 thousand for the first quarter of 2025. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates.

Noninterest expense increased $2.2 million, or 15.0%, to $16.7 million for the first quarter of 2025, as compared to the same period in 2024. This increase was primarily due to increases in employee compensation and benefits, data processing, professional and consulting services, occupancy and equipment, and other general business operating costs. Employee compensation and benefits costs increased $904 thousand, or 9.9%, primarily due increases in sales commissions, bonuses, year-end stock grants and related stock-based compensation, and, to a lesser extent, the impact of year end salary increases. The increase in sales related commissions is directly related to our regional business development officer (“BDO”) strategy and their success in the litigation market, attracting full-service commercial banking clients nationally and directly impacting commercial lending and core-deposit growth. Data processing costs increased $409 thousand due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms. Professional and consulting services costs increased $313 thousand due to continuously evaluating business development opportunities in our national verticals, increased insurance and accounting costs, and costs related to staffing needs for our Los Angeles private banking branch (scheduled to open in the summer of 2025). Occupancy and equipment costs increased $205 thousand due to amortization of internally developed software to support our digital marketing and risk management platforms and rent commencement related to our Los Angeles private banking branch. Other operating costs increased $294 thousand due to increases in regulatory expenses and other client development costs.

The Company’s efficiency ratio was 49.6% for the three months ended March 31, 2025, as compared to 49.8% in 2024, notwithstanding our continuous investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, and enhanced risk management.

The effective tax rate was 26.5% for the first quarter of 2025, consistent with the comparable prior year.

Asset Quality

At March 31, 2025, we had one nonperforming multifamily loan totaling $8.0 million, no exposure to commercial office space no construction loans, and $14.5 million in performing loans to the hospitality industry. The allowance for credit losses was $19.5 million, or 1.37% of total loans, as compared to $17.5 million, or 1.43% of total loans at March 31, 2024. Effective March 31, 2025, a $2.9 million charge-off on the one nonperforming multifamily loan was recognized based on our proposed restructuring of this credit with the borrower in April 2025. We anticipate that this restructuring will be completed in the second quarter of 2025 with the goal of returning this nonperforming credit facility to performing status, based on future sustained performance metrics, in the latter part of 2025. The ratio of nonperforming loans to total loans and total assets was 0.57% and 0.41%, respectively. The decrease in the allowance as a percentage of loans was a result of management’s revaluation of credit risk in our multifamily portfolio subsequent to a $2.9 million charge-off recognized, which was partially offset by an increase in the general reserve considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

The following is a brief summary of our risk management results for our multifamily and CRE portfolios as of March 31, 2025:

●	The multifamily portfolio, excluding one nonperforming loan, totaling $356.9 million, has a current weighted average DSCR and an original LTV (defined as unpaid principal balance as of March 31, 2025 divided by appraised value at origination) of approximately 1.62 and 55%, respectively, and the CRE portfolio, totaling $86.8 million, has a current weighted average DSCR and an original LTV of approximately 1.52 and 58%, respectively.
●	Multifamily loans maturing in less than one year totaled $61.6 million and had a current weighted average DSCR and an original LTV of approximately 1.32 and 58%, respectively. CRE loans maturing in less than one year totaled $2.2 million and had a current weighted average DSCR and an original LTV of approximately 1.53 and 60%, respectively.
●	Multifamily loans maturing in one to two years totaled $54.1 million and had a current weighted average DSCR and an original LTV of approximately 1.38 and 68%, respectively. CRE loans maturing in one to two years totaled $9.6 million and had a current weighted average DSCR and an original LTV of approximately 1.59 and 60%, respectively.

Balance Sheet

At March 31, 2025, total assets were $1.95 billion, reflecting a $300.2 million, or 18.1% increase from March 31, 2024. This increase was primarily attributable to growth in loans totaling $187.6 million, or 15.3%, to $1.42 billion. Our higher yielding variable rate commercial loans increased $179.9 million, or 23.8%, to $934.1 million with commercial litigation related loans increasing $201.0 million, or 31.7%, to $835.4 million. Our commercial relationship banking sales pipeline remained robust, anchored by our regional BDOs (supported by commercial lending, risk, and operations) located in key markets throughout the U.S. These BDOs are supported by our best-in-class technology stack including, but not limited to: our proprietary CRM system, digital marketing cloud and lending based technology built on Salesforce, supporting client relationships and lead acquisition initiatives; account-based digital marketing (or “ABM”) with significant thought leadership content; and artificial intelligence (or “AI”) for advance data analytics across our platform and to power personalized and real-time ABM content to both current clients and perspective clients. Our available-for-sale securities portfolio increased $94.8 million to $236.9 million as compared to March 31, 2024. Our held-to-maturity securities portfolio totaled $66.7 million, a decrease of $8.5 million, or 11.3%, due to portfolio amortization. As previously stated, the securities portfolio increased as management elected to ratably purchase short duration agency mortgage-backed securities throughout 2024, in light of tempering commercial real estate growth, at commensurate risk adjusted yields. Our total securities to assets ratio was 16% at March 31, 2025 as compared to 13% in the comparable prior year, enhancing our liquidity position, asset composition, and flexibility in the future.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	March 31,		December 31,		March 31,
	2025		2024		2024

	(Dollars in thousands)
Real estate:
Multifamily	$364,877	25.8%	$355,165	25.4%	$348,666	28.4%
Commercial real estate	86,797	6.1	87,038	6.2	89,016	7.2
1 – 4 family	10,974	0.8	14,665	1.1	17,797	1.5
Total real estate	462,648	32.7	456,868	32.7	455,479	37.1
Commercial:
Litigation related	835,415	59.0	835,839	59.8	634,430	51.6
Other	98,726	7.0	84,728	6.1	119,860	9.8
Total commercial	934,141	66.0	920,567	65.9	754,290	61.4
Consumer	18,705	1.3	19,339	1.4	18,953	1.5
Total loans held for investment	$1,415,494	100.0%	$1,396,774	100.0%	$1,228,722	100.0%
Deferred loan fees and unearned premiums, net	364		247		(480)
Loans, held for investment	$1,415,858		$1,397,021		$1,228,242

Total deposits were $1.69 billion as of March 31, 2025, a $254.1 million, or 17.7%, increase from March 31, 2024. This was primarily due to a $211.7 million, or 22.4%, increase in Savings, NOW and Money Market deposits, primarily driven by our IOLTA and other escrow deposits as well as a $50.8 million, or 10.8%, increase in noninterest bearing demand deposits. Our deposit strategy primarily focuses on developing full service commercial banking relationships nationally with our clients through commercial lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and settlement deposits represent $961.4 million, or 57.0%, of total deposits. As of March 31, 2025, uninsured deposits were $525.6 million, or 31%, of our total deposits of $1.69 billion, excluding $11.3 million of affiliate deposits held at the Bank. Approximately 80% of our uninsured deposits represent clients with full commercial relationship banking with us (i.e.-commercial loans, payment processing, and other commercial service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of March 31, 2025, off-balance sheet sweep funds totaled approximately $468.8 million, of which approximately $442.8 million, or 94.5%, was available to be swept on balance sheet as reciprocal client relationship deposits. Our core low-cost deposit growth and off-balance sheet client funds continue to clearly demonstrate our highly efficient, full service commercial relationships and tech-enabled cash management platform.

At March 31, 2025, we had the ability to borrow, on a secured basis, up to $429.6 million from the FHLB of New York and $50.8 million from the FRB of New York discount window. No borrowing amounts were outstanding during the first quarter of 2025. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $43.6 million to $250.7 million as of March 31, 2025, when compared to March 31, 2024, primarily driven by net increases in retained earnings (net income less dividends paid to shareholders), and to a lesser extent, other comprehensive income (unrealized net gain on securities available-for-sale, net of taxes) of $2.7 million.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2025	2024	2024
ASSETS
Cash and cash equivalents	$173,041	$126,329	$158,243
Securities available-for-sale, at fair value	236,919	241,746	142,159
Securities held-to-maturity, at cost	66,736	68,660	75,242
Securities, restricted at cost	3,034	3,034	2,928
Loans, held for investment	1,415,858	1,397,021	1,228,242
Less: allowance for credit losses	(19,461)	(20,979)	(17,523)
Loans, net of allowance	1,396,397	1,376,042	1,210,719
Premises and equipment, net	3,328	2,436	2,661
Other assets	74,982	74,256	62,329
Total Assets	$1,954,437	$1,892,503	$1,654,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$523,441	$497,958	$472,616
Savings, NOW and money market deposits	1,158,748	1,130,174	947,055
Certificates of deposit	5,931	14,104	14,378
Total deposits	1,688,120	1,642,236	1,434,049
Other liabilities	15,593	13,173	13,154
Total liabilities	1,703,713	1,655,409	1,447,203
Total stockholders' equity	250,724	237,094	207,078
Total Liabilities and Stockholders' Equity	$1,954,437	$1,892,503	$1,654,281

Selected Financial Data
Common shares outstanding	8,431,774	8,354,753	8,292,789
Book value per share	$29.74	$28.38	$24.97
Equity to assets	12.83%	12.53%	12.52%

Capital Ratios (1)
Tier 1 leverage ratio	12.01%	11.70%	12.42%
Common equity tier 1 capital ratio	15.24	14.67	14.41
Tier 1 capital ratio	15.24	14.67	14.41
Total capital ratio	16.49	15.92	15.66

Asset Quality
Nonperforming loans	$8,000	$10,940	$10,941
Allowance for credit losses to total loans	1.37%	1.50%	1.43%
Nonperforming loans to total loans	0.57	0.78	0.89
Nonperforming assets to total assets	0.41	0.58	0.66
Allowance to nonperforming loans	243	192	160

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Interest income	$31,513	$30,784	$26,073
Interest expense	3,904	3,898	3,210
Net interest income	27,609	26,886	22,863
Provision for credit losses	1,500	1,700	1,000
Net interest income after provision for credit losses	26,109	25,186	21,863

Noninterest income:
Payment processing fees	4,912	5,088	5,296
Other noninterest income	1,239	1,081	1,093
Total noninterest income	6,151	6,169	6,389

Noninterest expense:
Employee compensation and benefits	10,065	9,634	9,161
Other expenses	6,683	6,051	5,407
Total noninterest expense	16,748	15,685	14,568
Income before income taxes	15,512	15,670	13,684
Income taxes	4,105	3,917	3,626
Net income	$11,407	$11,753	$10,058

Earnings Per Share
Basic	$1.43	$1.49	$1.29
Diluted	1.33	1.37	1.20

Selected Financial Data
Return on average assets	2.39%	2.49%	2.59%
Return on average equity	19.13	19.99	20.14
Net interest margin	5.96	5.87	6.06
Efficiency ratio	49.6	47.5	49.8

Cash dividends paid per common share	$0.175	$0.150	$0.150

Weighted average basic shares	7,988,999	7,869,435	7,786,887
Weighted average diluted shares	8,601,607	8,588,925	8,401,752

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	March 31,			December 31,			March 31,
	2025			2024			2024
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,394,602	$26,810	7.80%	$1,315,392	$25,731	7.78%	$1,208,429	$23,389	7.78%
Securities, includes restricted stock	327,838	3,042	3.76%	303,017	2,619	3.44%	226,175	1,605	2.85%
Interest earning cash and other	155,768	1,661	4.32%	205,281	2,434	4.72%	81,740	1,079	5.31%
Total interest earning assets	1,878,208	31,513	6.80%	1,823,690	30,784	6.72%	1,516,344	26,073	6.92%

NONINTEREST EARNING ASSETS	60,877			57,283			48,602

TOTAL AVERAGE ASSETS	$1,939,085			$1,880,973			$1,564,946

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,134,099	$3,784	1.35%	$1,081,662	$3,730	1.37%	$860,159	$3,098	1.45%
Time deposits	10,806	119	4.47%	14,111	167	4.71%	11,041	111	4.04%
Total interest bearing deposits	1,144,905	3,903	1.38%	1,095,773	3,897	1.41%	871,200	3,209	1.48%
Borrowings	43	1	9.43%	44	1	9.04%	45	1	8.94%
Total interest bearing liabilities	1,144,948	3,904	1.38%	1,095,817	3,898	1.42%	871,245	3,210	1.48%

NONINTEREST BEARING LIABILITIES
Demand deposits	535,182			534,747			477,020
Other liabilities	17,142			16,555			15,787
Total noninterest bearing liabilities	552,324			551,302			492,807
Stockholders' equity	241,813			233,854			200,894

TOTAL AVG. LIABILITIES AND EQUITY	$1,939,085			$1,880,973			$1,564,946
Net interest income		$27,609			$26,886			$22,863
Net interest spread			5.42%			5.30%			5.44%
Net interest margin			5.96%			5.87%			6.06%
Deposits (including noninterest bearing demand deposits)	$1,680,087	$3,903	0.94%	$1,630,520	$3,897	0.95%	$1,348,220	$3,209	0.96%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(dollars in thousands)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

March 31,
2025
Total assets - GAAP	$1,954,437
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,954,437

Total stockholders' equity - GAAP	$250,724
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	250,724
Add: unrecognized losses on securities held-to-maturity, net of tax	(4,727)
Adjusted TCE - non-GAAP	$245,997

Stockholders' equity to assets - GAAP	12.83%
TCE to TA - non-GAAP	12.83%
Adjusted TCE to TA - non-GAAP	12.59%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

March 31,
2025
Common equity tier 1 ("CET1") capital - Bank	$230,860
Add: unrealized losses on securities available-for-sale , net of tax	(11,683)
Add: unrecognized losses on securities held-to-maturity, net of tax	(4,727)
Adjusted CET1 capital - Bank	$214,450

Total risk-weighted assets - Bank	$1,514,433

CET1 capital ratio(1)	15.24%
Adjusted CET1 capital ratio(1)	14.16%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.